 Exhibit 99.2

Socket Mobile Receives Letter from Nasdaq Citing

Non-Compliance with Minimum Stockholders’ Equity Rules

NEWARK, Calif., - May 25, 2012 - Socket Mobile, Inc. (NASDAQ: SCKT) reported today that the Company received a letter on May 21, 2012 from the Listing Qualifications Department of The NASDAQ Stock Market indicating that the Company fails to comply with the minimum stockholders’ equity requirement of $2,500,000 for continued listing on the NASDAQ Capital Market set forth in Marketplace Rule 5550(b)(1). The Company reported a stockholders’ equity balance of $2,445,759 as of March 31, 2012.

The Company will submit a definitive plan to the NASDAQ Listing Qualifications Staff (the “Staff”) on or before July 5, 2012 describing its plans to regain compliance. If approved, the Staff may then grant the Company up to 180 days to execute the plan and return to compliance. During the interim period, the Company’s common stock will continue to trade on the NASDAQ Capital Market. If compliance with Marketplace Rule 5550(b)(1) is not achieved within the time limits approved by the Staff, or if the Staff does not approve the definitive plan, the Company would expect the Staff to deliver a written notification that the Company’s securities will be delisted from the NASDAQ Capital Market (a “Delisting Notice”). If the Company receives a Delisting Notice, the Company may appeal the Staff’s determination to delist its securities to a Hearings Panel.

About Socket Mobile

With 20 years of experience in the Automatic Identification and Data Capture (AIDC) market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals specifically designed to increase productivity and drive operational efficiencies in healthcare, hospitality and other business mobility deployments. The company also offers OEM solutions for the mobile device market. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Twitter @socketmobile and subscribe to sockettalk.socketmobile.com, the company’s official blog.

Socket Media Contact:	Socket Investor Contact:	Investor Relations Contact:
Angela Slate	Dave Dunlap	Todd Kehrli / Jim Byers
PR and Marcom Specialist	Chief Financial Officer	MKR Group, Inc.
510-933-3055	510-933-3035	323-468-2300
angela@socketmobile.com	dave@socketmobile.com	sckt@mkr-group.com

Socket and SoMo are registered trademarks of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners. © 2012, Socket Mobile, Inc. All rights reserved.

# # #